Filed Pursuant to Rule 433

Registration Statement No. 333-279905

Issuer Free Writing Prospectus dated September 2, 2025

Relating to Preliminary Prospectus Supplement dated September 2, 2025

ROYALTY PHARMA PLC

PRICING TERM SHEET

September 2, 2025

Terms applicable to

$600,000,000 4.450% Senior Notes due 2031 (the “2031 Notes”)

Issuer:	Royalty Pharma plc

Guarantor:	The 2031 Notes will initially be guaranteed by Royalty Pharma Holdings Ltd and Royalty Pharma Manager, LLC

Expected Ratings:*
(Moody’s / S&P / Fitch)	Baa2 / BBB- / BBB-

Title of Securities:	4.450% Senior Notes due 2031

Principal Amount Offered:	$600,000,000

Trade Date:	September 2, 2025

Settlement Date:**	September 16, 2025 (T+10)

Final Maturity Date:	March 25, 2031

Interest Payment Dates:	Semi-annually each March 25 and September 25, commencing March 25, 2026

Benchmark Treasury:	3.625% due August 31, 2030

Benchmark Treasury Price / Yield:	99-14+ / 3.746%

Spread to Benchmark Treasury:	T+93bps

Yield to Maturity:	4.676%

Coupon:	4.450%

Denominations:	$2,000 and integral multiples of $1,000 in excess thereof

Public Offering Price:	98.909% of the principal amount

Gross Proceeds:	$593,454,000

Make-Whole Call:	Prior to February 25, 2031 (one month prior to the final maturity date), Make-Whole call at Treasury plus 15 basis points

Par Call:	On or after February 25, 2031 (one month prior to the final maturity date)

Joint Book-Running Managers:	BofA Securities, Inc.
Goldman Sachs & Co. LLC
J.P. Morgan Securities LLC
Morgan Stanley & Co. LLC
TD Securities (USA) LLC

Co-Managers:	Citigroup Global Markets Inc.
DNB Markets Inc.
SG Americas Securities, LLC
SMBC Nikko Securities America, Inc.
U.S. Bancorp Investments, Inc.
Academy Securities, Inc.
AmeriVet Securities, Inc.
Blaylock Van, LLC
Cabrera Capital Markets LLC
Drexel Hamilton, LLC
R. Seelaus & Co., LLC
Samuel A. Ramirez & Company, Inc.
Siebert Williams shank & Co., LLC
Tigress Financial Partners LLC

CUSIP / ISIN:	78081BAT0 / US78081BAT08

Terms applicable to

$900,000,000 5.200% Senior Notes due 2035 (the “2035 Notes”)

Issuer:	Royalty Pharma plc

Guarantor:	The 2035 Notes will initially be guaranteed by Royalty Pharma Holdings Ltd and Royalty Pharma Manager, LLC

Expected Ratings:*
(Moody’s / S&P / Fitch)	Baa2 / BBB- / BBB-

Title of Securities:	5.200% Senior Notes due 2035

Principal Amount Offered:	$900,000,000

Trade Date:	September 2, 2025

Settlement Date:**	September 16, 2025 (T+10)

Final Maturity Date:	September 25, 2035

Interest Payment Dates:	Semi-annually each March 25 and September 25, commencing March 25, 2026

Benchmark Treasury:	4.250% due August 15, 2035

Benchmark Treasury Price / Yield:	99-23+ / 4.283%

Spread to Benchmark Treasury:	T+118 bps

Yield to Maturity:	5.463%

Coupon:	5.200%

Denominations:	$2,000 and integral multiples of $1,000 in excess thereof

Public Offering Price:	97.989% of the principal amount

Gross Proceeds:	$881,901,000

Make-Whole Call:	Prior to June 25, 2035 (three months prior to the final maturity date), Make-Whole call at Treasury plus 20 basis points

Par Call:	On or after June 25, 2035 (three months prior to the final maturity date)

Joint Book-Running Managers:	BofA Securities, Inc.
Goldman Sachs & Co. LLC
J.P. Morgan Securities LLC
Morgan Stanley & Co. LLC
TD Securities (USA) LLC

Co-Managers:	Citigroup Global Markets Inc.
DNB Markets Inc.
SG Americas Securities, LLC
SMBC Nikko Securities America, Inc.
U.S. Bancorp Investments, Inc.
Academy Securities, Inc.
AmeriVet Securities, Inc.
Blaylock Van, LLC
Cabrera Capital Markets LLC
Drexel Hamilton, LLC
R. Seelaus & Co., LLC
Samuel A. Ramirez & Company, Inc.
Siebert Williams shank & Co., LLC
Tigress Financial Partners LLC

CUSIP / ISIN:	78081BAU7 / US78081BAU70

Terms applicable to

$500,000,000 5.950% Senior Notes due 2055 (the “2055 Notes”)

Issuer:	Royalty Pharma plc

Guarantor:	The 2055 Notes will initially be guaranteed by Royalty Pharma Holdings Ltd and Royalty Pharma Manager, LLC

Expected Ratings:*
(Moody’s / S&P / Fitch)	Baa2 / BBB- / BBB-

Title of Securities:	5.950% Senior Notes due September 25, 2055

Principal Amount Offered:	$500,000,000

Trade Date:	September 2, 2025

Settlement Date:**	September 16, 2025 (T+10)

Final Maturity Date:	September 25, 2055

Interest Payment Dates:	Semi-annually each March 25 and September 25, commencing March 25, 2026

Benchmark Treasury:	4.750% due May 15, 2055

Benchmark Treasury Price / Yield:	96-14+ / 4.980%

Spread to Benchmark Treasury:	T+128 bps

Yield to Maturity:	6.260%

Coupon:	5.950%

Denominations:	$2,000 and integral multiples of $1,000 in excess thereof

Public Offering Price:	95.824% of the principal amount

Gross Proceeds:	$479,120,000

Make-Whole Call:	Prior to March 25, 2055 (six months prior to the final maturity date), Make-Whole call at Treasury plus 20 basis points

Par Call:	On or after March 25, 2055 (six months prior to the final maturity date)

Joint Book-Running Managers:	BofA Securities, Inc.
Goldman Sachs & Co. LLC
J.P. Morgan Securities LLC
Morgan Stanley & Co. LLC
TD Securities (USA) LLC

Co-Managers:	Citigroup Global Markets Inc.
DNB Markets Inc.
SG Americas Securities, LLC
SMBC Nikko Securities America, Inc.
U.S. Bancorp Investments, Inc.
Academy Securities, Inc.
AmeriVet Securities, Inc.
Blaylock Van, LLC
Cabrera Capital Markets LLC
Drexel Hamilton, LLC
R. Seelaus & Co., LLC
Samuel A. Ramirez & Company, Inc.
Siebert Williams shank & Co., LLC
Tigress Financial Partners LLC

CUSIP / ISIN:	78081BAV5 / US78081BAV53

*	A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.
**

We expect that delivery of the Notes will be made to investors on or about September 16, 2025, which will be the tenth business day following the date of this pricing term sheet (such settlement being referred to as “T+10”). Under Rule 15c6-1 of the U.S. Securities Exchange Act of 1934, as amended, trades of securities in the secondary market generally are required to settle in one business day unless the parties to any such trade expressly agree otherwise. Accordingly, the purchasers who wish to trade the Notes prior to the first business day preceding the settlement date will be required to specify an alternate settlement cycle at the time of any such trade to prevent failed settlement. Purchasers of the Notes who wish to trade the Notes prior to the first business day preceding the settlement date should consult their own advisors.

The issuer has filed a registration statement, as amended by post-effective amendment No. 1 thereto (including a prospectus dated June 3, 2024), and a preliminary prospectus supplement dated September 2, 2025 with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the preliminary prospectus supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling BofA Securities, Inc. toll-free at 1-800-294-1322; Goldman Sachs & Co. LLC toll-free at 1-866-471-2526; J.P. Morgan Securities LLC collect at 212-834-4533; Morgan Stanley & Co. LLC toll-free at 1-866-718-1649; or TD Securities (USA) LLC toll-free at 855-495-9846.

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